Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

(Form Type)

BRAIIN HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

	Security Type(1)(9)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(12)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares(2)	Other(5)	6,447,743	10.80	$69,635,625.4	.0001476	10,278.22
	Equity	PubCo Ordinary Shares issuable upon exercise of warrants(3)	Other(6)	8,050,000	11.50	92,575,000	.0001476	13,664.07
	Equity	Warrants to purchase PubCo Ordinary Shares(4)	Other(7)	8,050,000	-	-	-	-
	Equity	PubCo Ordinary Shares(4)		14,608,880	$.00006845	$1,000	.0001476	0.15
	Total Offering Amounts					$162,211,625		23,942.44
	Total Fees Previously Paid					-		-
	Total Fee Offsets					-		-
	Net Fee Due							23,942.44

(1)	Pursuant to the terms of the Amended and Restated Business Combination Agreement (the “BCA”) described in the proxy statement/prospectus forming part of this registration statement, Northern Revival Acquisition Corporation (“NRAC”) will merge with and into the registrant, Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”) (the “Initial Merger”).

(2)	The number of shares of PubCo being registered represents (i) 6,447,743 Class A ordinary shares (the “Class A Ordinary Shares”) of NRAC consisting of 1,910,244 Class A Ordinary Shares subject to redemption and 4,537,499 Class A Ordinary Shares held by NRAC’s initial shareholders that are outstanding as of the date hereof (less the1,500,000 shares that the initial shareholders have agreed to surrender pursuant to the BCA) and (ii) one Class B ordinary share (the “Class B Ordinary Share”) held by NRAC’s initial shareholders. The Class A Ordinary Shares and Class B Ordinary Shares will automatically be converted by operation of law into shares of PubCo as a result of the Initial Merger.

(3)	Represents shares of PubCo Ordinary Shares to be issued upon the exercise of 8,050,000 public warrants of NRAC that were issued in connection with the NRAC IPO (“NRAC Public Warrants”), The Public Warrants will convert into warrants to acquire shares of PubCo Ordinary Shares as a result of the Initial Merger.

(4)	Represents the maximum number of shares of PubCo Ordinary Shares expected to be issued in the Business Combination of 57,200,000 less the 42,591,120 shares to be issued to shareholders who previously approved the Business Combination.

(5)	Calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Class A Ordinary Shares on the Nasdaq Stock Market LLC (“Nasdaq”) on September 25, 2023 ($10.80 per Class A Ordinary Share). See Note 1.

(6)	Calculated in accordance with Rule 457(g)(1) under the Securities Act, based on the exercise price of the warrants ($11.50 per share).

(7)	The maximum number of PubCo Public Warrants and the PubCo Ordinary Shares issuable upon exercise of the Public Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.6 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Public Warrants has been allocated to the PubCo Ordinary Shares underlying such Public Warrants and those shares are included in the registration fee as calculated in footnote 6 above..

(8)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. Braiin Holdings Ltd is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value ($1,000) of the Braiin securities expected to be cancelled in the Business Combination.

(9)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.